EXHIBIT 99.1



FOR IMMEDIATE RELEASE - DECEMBER 29, 1995


                  SADDLE BROOK, NEW JERSEY.....................................
ALEXANDER'S, INC. (NEW YORK STOCK EXCHANGE - ALX) today reported that it has completed a tax certiorari proceeding with the City of New York regarding the Kings Plaza Shopping Center property. The Company and its joint venture partner have agreed with the City of New York to a reduction in the assessed values covering the tax years 1988/1989 through 1995/1996, generating a refund of $28,350,000. The Company's allocated share of this refund is approximately $8,500,000 and will result in approximately $6,500,000 of cash being released from over funded escrow accounts and the satisfaction of approximately $3,500,000 of real estate taxes due in January 1996. Of the $8,500,000, approximately $7,000,000 will be reflected in the fourth quarter of 1995 as income, primarily from discontinued operations.



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